Exhibit 99.1

scPharmaceuticals Inc. Reports Second Quarter 2023 Financial Results and Provides Business Update

Generated net FUROSCIX® revenue of $1.6 million

Ended Q2 2023 with cash, cash equivalents and short-term investments of $102.9 million

Company to host investor conference call and webcast today, Thursday, August 10, at 4:30pm ET

BURLINGTON, Mass., August 10, 2023 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the second quarter ended June 30, 2023, and provided a business update.

Business Update

•	For the second quarter ended June 30, 2023, scPharmaceuticals reports:

•	Net FUROSCIX revenue of $1.6 million

•	1,163 total FUROSCIX prescriptions written

•	604 FUROSCIX prescriptions filled

•	279 written prescriptions payer cleared or pending

•	5.21 doses per prescription

•	631 total and unique prescribers of FUROSCIX from launch through end of Q2

•	1,129 FUROSCIX in-services completed from launch through end of Q2

•	Gross-to-net discount of 23% launch through end of Q2

•	Inventory levels at specialty pharmacy partners normalized from 17 weeks at the beginning of Q2 to approximately five weeks at the end of Q2

•	Obtained national Medicaid coverage of FUROSCIX effective July 1, 2023.

•	Reflecting positive demand trends, added 10 sales territories at the end of Q2, bringing the total field force to 54 territories.

•	Continued to advance discussions with additional commercial and Part D payers to further expand coverage and favorable formulary placement of FUROSCIX.

•

Received favorable Type C meeting feedback from the FDA regarding the potential expansion of the FUROSCIX indication to include New York Heart Association (NYHA) Class IV heart failure patients. The Company plans to file for NYHA Class IV indication expansion by the end of 2023.

•

Announced issuance of key U.S. patents covering concentrated formulations of furosemide that enables the possibility of dosing flexibility of subcutaneous furosemide and have begun IND enabling studies on the nominated formulation.

•	Announced that results from the FREEDOM-HF study have been accepted for publication in the peer-reviewed journal Future Cardiology.

•	Announced inclusion in the Russell 2000 and Russell 3000 Indexes.

•	Ended the second quarter of 2023 with cash, cash equivalents and short-term investments of $102.9 million.

“The second quarter of 2023 was our first full quarter of FUROSCIX commercial availability and we continue to experience positive underlying demand trends, as reflected in both unique prescribers and total prescriptions written, suggesting that FUROSCIX continues to be well received in the market,” stated John Tucker, President, and Chief Executive Officer of scPharmaceuticals. “In response to these positive trends, we continue to refine our sales organization, and we added 10 additional territories toward the end of Q2, increasing our total organization to 54 territories, that will contribute to our outreach efforts beginning in Q3. We are still in the very early stages of developing the outpatient subcutaneous diuretic market and we remain encouraged by the high level of patient satisfaction, physician engagement, and doses per prescription. These key metrics give us the conviction to add additional territories opportunistically as warranted to maximize geographic coverage and patient access to FUROSCIX.”

“Our discussions with commercial and government payers continue to bear fruit. We previously announced a positive coverage and a preferred formulary decision by a top five national commercial health plan, effective June 1, and national Medicaid coverage effective July 1, and we anticipate more such announcements in the back half of the year as we work to expand coverage of FUROSCIX at the most favorable terms possible for our patients. We reiterate our goal of having 75% or more of heart failure patients having access to FUROSCIX through a fixed-tier copay of $100 or less.”

“While we continue to make progress in our approved indications, which include NYHA Class II and Class III heart failure, we recently received encouraging Type C meeting feedback from the FDA that we believe opens the door to potential indication expansion to also include NYHA Class IV patients. We estimate that 10% of all heart failure patients are considered NYHA Class IV with a high level of unmet need, and as such, this could represent a meaningful expansion of the FUROSCIX addressable market. We plan to file for indication expansion to include NYHA Class IV patients by the end of this year.”

“We are well funded, with approximately $102.9 million of cash, cash equivalents and investments as of June 30th, and we believe we are well positioned to make FUROSCIX very broadly available to the benefit of payers and patients alike,” Mr. Tucker concluded.

Second Quarter 2023 Financial Results and Financial Guidance

Product revenues were $1.6 million, and cost of product revenues were $0.4 million for the second quarter of 2023.

Research and development expenses were $2.9 million for the second quarter of 2023, compared to $5.1 million for the second quarter of 2022. The decrease in research and development expenses for the quarter ended June 30, 2023 was primarily due to a decrease in clinical study and medical affairs costs, pharmaceutical development costs, and employee related costs.

Selling, general and administrative expenses were $12.1 million for the second quarter of 2023, compared to $4.3 million for the second quarter of 2022. The increase in selling, general and administrative expenses for the quarter ended June 30, 2023 was primarily due to an increase in employee related costs, commercial costs and legal and professional service costs.

scPharmaceuticals reported a net loss of $14.2 million for the second quarter of 2023, compared to $9.7 million for the second quarter of 2022.

scPharmaceuticals ended the second quarter of 2023 with $102.9 million in cash, cash equivalents and short-term investments, compared to $118.4 million as of December 31, 2022.

As of June 30, 2023, scPharmaceuticals’ total shares outstanding was 35,849,482.

Conference call and webcast information

scPharmaceuticals’ management will host a conference call and webcast to review the Company’s second quarter 2023 results today, Thursday, August 10, at 4:30 p.m. ET. Participants should dial 1-877-407-9208 (domestic) or 1-201-493-6784 (international) with the conference code 13739659.

To access the Call me™ feature, which avoids having to wait for an operator, click here.

A link to the live webcast can be found here.

Following the live webcast, a replay of the event will be archived on scPharmaceuticals’ website for one year.

FUROSCIX® (furosemide injection) 80 mg/10mL for subcutaneous use

FUROSCIX® is indicated for the treatment of congestion due to fluid overload in adult patients with New York Heart Association (NYHA) Class II and Class III chronic heart failure.

FUROSCIX is not indicated for use in emergency situations or in patients with acute pulmonary edema. The On-Body Infusor will deliver only an 80-mg dose of FUROSCIX.

IMPORTANT SAFETY INFORMATION

FUROSCIX is contraindicated in patients with anuria, patients with a history of hypersensitivity to furosemide or medical adhesives and in patients with hepatic cirrhosis or ascites.

Furosemide may cause fluid, electrolyte, and metabolic abnormalities, particularly in patients receiving higher doses, patients with inadequate oral electrolyte intake, and in elderly patients. Serum electrolytes, CO2, BUN, creatinine, glucose, and uric acid should be monitored frequently during furosemide therapy.

Excessive diuresis may cause dehydration and blood volume reduction with circulatory collapse and possibly vascular thrombosis and embolism, particularly in elderly patients.

In patients with hepatic cirrhosis and ascites, sudden alterations of fluid and electrolyte balance may precipitate hepatic encephalopathy and coma. Treatment in such patients is best initiated in the hospital.

Furosemide can cause dehydration and azotemia. If increasing azotemia and oliguria occur during treatment of severe progressive renal disease, furosemide should be discontinued.

Cases of tinnitus and reversible or irreversible hearing impairment and deafness have been reported with furosemide. Reports usually indicate that furosemide ototoxicity is associated with rapid injection, severe renal impairment, the use of higher than recommended doses, hypoproteinemia or concomitant therapy with aminoglycoside antibiotics, ethacrynic acid, or other ototoxic drugs.

In patients with severe symptoms of urinary retention (because of bladder emptying disorders, prostatic hyperplasia, urethral narrowing), the administration of furosemide can cause acute urinary retention related to increased production and retention of urine. These patients require careful monitoring, especially during the initial stages of treatment.

The most common adverse reactions with FUROSCIX administration in clinical trials were site and skin reactions including erythema, bruising, edema, and injection site pain.

For more details, please read the full Prescribing Information at FUROSCIX.com/prescribing-information.pdf and Instructions for Use at FUROSCIX.com/instructions-for-use.pdf.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the potential market impact and benefits of FUROSCIX and the success of the commercialization of FUROSCIX, the ability to secure formulary coverage and mandatory coverage nationally with Medicaid for FUROSCIX and timing thereof, the potential expansion of the FUROSCIX label to include NYHA Class IV heart failure patients and the timing thereof, and participation in upcoming events and presentations. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of any unforeseen delays or setbacks in the commercialization of FUROSCIX, the risk of the ability of the FUROSCIX On-Body Infusor to appropriately deliver therapy, the receipt of regulatory approval for any of our product candidates or, if approved, the successful commercialization of such products, risks related to manufacturing and quality assurances processes, and the risk that global economic factors and uncertainties, including as a result of the COVID-19 pandemic, will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Miranda

scPharmaceuticals Inc., 781-301-6869

kmiranda@scpharma.com

Investors:

PJ Kelleher

LifeSci Advisors, 617-430-7579

pkelleher@lifesciadvisors.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2022	2023	2022	2023
Product revenues, net	$—	$1,638	$—	$3,701
Operating expenses:
Cost of product revenues	$—	$354	$—	$959
Research and development	5,142	2,934	9,489	5,050
Selling, general and administrative	4,279	12,096	7,172	22,992

Total operating expenses	9,421	15,384	16,661	29,001

Loss from operations	(9,421)	(13,746)	(16,661)	(25,300)
Other income	64	239	78	1,229
Interest income	107	1,363	120	2,678
Interest expense	(447)	(2,010)	(965)	(3,971)

Net loss	$(9,697)	$(14,154)	$(17,428)	$(25,364)

Net loss per share, basic and diluted	$(0.35)	$(0.36)	$(0.64)	$(0.66)

Weighted—average common shares outstanding, basic and diluted	27,378,507	38,692,624	27,373,459	38,249,255

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)

	DECEMBER 31, 2022	JUNE 30, 2023
Cash, cash equivalents, restricted cash and investments	$118,368	$102,877
Working capital	115,892	106,939
Total assets	124,195	114,171
Term loan	36,794	37,741
Accumulated deficit	(226,536)	(251,900)
Total stockholders’ equity	72,433	63,427